Dear LIN TV employee or director:

On May 4, 2009 we announced an offer to exchange eligible stock options for new options with an exercise price equal to the last reported sale price of our Class A common stock on the New York Stock Exchange on the expiration date of the offer.  On May 8, 2009, we filed our Quarterly Report on Form 10-Q with the SEC for the quarter ended March 31, 2009 (the “Quarterly Report”).  We recommend that you review the Quarterly Report before deciding whether to participate in the option exchange offer.  You may access the Quarterly Report, without charge, on or through the investor relations section of our website, which is located at http://www.lintv.com/investor/financial.html, or through the SEC’s website, which is located at http://www.sec.gov.  The information contained on our website and the SEC’s website is not part of the exchange offer.

In addition, the Quarterly Report and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C.  20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  We will also provide you without charge, upon your oral or written request, a copy of our Quarterly Report, other than its exhibits (unless the exhibits are specifically incorporated by reference into the Quarterly Report).  Requests should be directed to: LIN TV Corp., One Richmond Square, Suite 230E, Providence, Rhode Island 02906, Attn: Investor Relations Department, or by telephoning our Investor Relations Department at (401) 454-2880 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

Your right to elect to exchange your options and your right to withdraw such election will expire at 5:00 p.m., Eastern Time, on June 2, 2009.  If you miss this deadline, you will not be permitted to participate in this exchange offer.

If you have any questions about our exchange offer or your stock options, please contact me by email at dan.donohue@lintv.com or by telephone at (401) 454-2880.

Sincerely,

Dan

Dan Donohue
Vice President, Human Resources
LIN TV Corp.
One Richmond Square, Suite 230 E
Providence, RI  02906
Telephone:  (401) 454-2880
Fax:  (401) 454.4980
Email:  dan.donohue@lintv.com